UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): March 1, 2015

ION Geophysical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12691 (Commission file number)	22-2286646 (I.R.S. Employer Identification No.)

2105 CityWest Blvd, Suite 400
Houston, Texas 77042-2839
(Address of principal executive offices, including Zip Code)

(281) 933-3339
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

   Annual Equity Compensation Grants. Beginning on March 1, 2015, the Compensation Committee of ION Geophysical Corporation (the “Company”) determined that all annual equity awards of restricted stock, stock options and stock appreciation rights ("SARs") will be made on March 1 of each year. In 2014, the Company also awarded annual equity grants on March 1. Awards made in connection with significant promotions, new hires, new directors joining the Board or unusual circumstances, including but not limited to its employees and directors will be granted on one of four designated dates during the year: March 1, June 1, September 1 or December 1. Prior to 2014, annual equity awards were made on December 1 of year. After review and careful consideration by the Compensation Committee, the Company decided to continue the practice that began in 2014 of making annual equity awards on March 1 of each year. This date was selected because (i) it enables the Board of Directors and Compensation Committee to consider individual performance after the full year has been completed, (ii) it simplifies the annual budgeting process by having the expense resulting from the equity award incurred at the same time as incentive compensation and (iii) the date aligns with the time the Company normally pays annual incentive bonuses.
Consistent with this policy and past practice in 2014, on March 1, 2015, the Company granted certain equity compensation awards to its key employees, including its officers. The table below shows the grants on that date to the current named executive officers of the Company of (i) nonqualified stock options under the Company's 2013 Long-Term Incentive Plan ("2013 LTIP"), (ii) shares of the Company's restricted stock under the Company’s 2013 LTIP, and (ii) awards of cash settled SARs under the Company's Stock Appreciation Rights Plan (the "SAR Plan"):

Executive Officer	Title	Shares Subject to Stock Options (#)	Shares of Restricted Stock (#)	SARs (#)
R. Brian Hanson	President and Chief Executive Officer	193,855	129,937	803,365
Christopher T. Usher	Executive Vice President and Chief Innovation Officer, Innovation Division	42,453	28,302	175,930
Ken Williamson	Executive Vice President and Chief Operating Officer, Commercialization Division	105,018	70,012	435,209
Steven A. Bate	Executive Vice President and Chief Financial Officer	88,478	58,986	366,667
Colin T. Hulme	Executive Vice President, Ocean Bottom Services	36,915	24,610	152,983
The options granted vest 25% each year over a four-year period and are exercisable at a price equal to $2.28 per share, which was the closing sales price per share of the Company’s common stock on the NYSE on the last trading day immediately prior to the date of grant, in accordance with the terms of the 2013 LTIP. The grants of shares of restricted stock will vest in one-third increments each year, over a three-year period. During the period that the restricted stock has not yet vested, holders of shares of restricted stock are entitled to the same voting rights as all other holders of common stock. The SARs have a per SAR exercise price of $2.28 which was the closing sales price per share of the Company's common stock on the NYSE on the last trading day prior to the date of grant, in accordance with the terms of the SAR Plan. The SARs will vest in one-third increments upon achievement of performance targets set at 20%, 25% and 30% appreciation of the 20-day volume-weighted average price per share of the Company's common stock over the exercise price of the SAR during a four year performance period. No SARs can be exercised prior to the first anniversary of the grant date. Beginning on the first anniversary of the grant date, SARs can be exercised up to one-third per year, in each case, subject to the continued employment of the grantee as of the date the SAR would first become exercisable. If vested, the SARs have a term of 10 years.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2015	ION GEOPHYSICAL CORPORATION
	By:	/s/ JAMEY S. SEELY
Jamey S. Seely
Executive Vice President, General Counsel and Corporate Secretary